EXHIBIT 16.1

September 13, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Cleco Corporation and Cleco Power LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cleco Corporation and Cleco Power LLC dated September 10, 2012. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP